URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

NEWS RELEASE

URANIUM 308 CORP. ISSUES GELOGIC REVIEW
OF JANCHIVLAN PROJECT IN MONGOLIA

CONFIRMS RESULTS FROM USSR EXPLORATION IN 1980s;
FOCUSES URANIUM EXPLORATION ON TWO TARGET ZONES;
SAMPLES EN ROUTE FOR ASSAY AT SGS GROUP LAB;
ALSO POTENTIAL FOR LARGE SCALE TIN AND TUNGSTEN

October 3, 2007

Beijing, China - Uranium 308 Corp. (OTCBB: URCO) (The “Company”) is pleased to announce the completion of the initial geologic review on its wholly-owned Janchivlan uranium project located 70 km southeast of Ulaanbaatar, the capital of Mongolia.

The Company controls two exploration licenses on the 196.38 sq. km Janchivlan property through its wholly-owned BVI subsidiary, Mongolia Energy Limited (“MEL”) and MEL’s wholly-owned Mongolian Subsidiary, Tooroibandi Limited, which enhances the Company’s operational effectiveness in Mongolia. Uranium 308 Corp.’s ongoing exploration program, which started in mid-August 2007, has conducted preliminary fieldwork that confirms the accuracy and reliability of the results obtained from USSR-era exploration in 1982-1985.

The Soviet-led exploration identified four uranium mineralization zones with average uranium grades ranging from 0.002% to 0.28%. Exploration data available from the Soviet reports in 1982-85 combined with our own exploration data suggests the property could contain a large scale uranium mineralization. Samples from Uranium 308 Corp.’s exploration program to date are en route to SGS group labs in Toronto, Canada for testing.

Uranium 308 Corp. has confirmed that Janchivlan’s alteration and mineralization zones are primarily controlled by east-west trending faults and that mineralization is especially enriched at the intersections of the E-W and N-S trending faults. This E-W shear zone, a major ore control structure, has been mapped for 7 km. Current data indicates that uranium ore confined to the target areas represents a potential zone of permissive rock with alteration and structure covering nearly 100 sq. km. Uranium 308 Corp.’s current exploration focuses on two promising sub-areas (approximate 4 km2 in total) in Target 2 and Target 3 zones.

For more on the property’s exploration history, images of current fieldwork and map showing the target zones, please visit the Company website at www.uranium308corp.com.

Project Geology
The Janchivlan property is located in the Khentey urano-metallogenic region, a 1200 km long and 120 to 150 km wide inter-Mongolia-Russian geological belt that contains several well known large to super large uranium deposits. They include the Gorney (C1+C2 5,300t; resources: 13,000t); and Bereskoe and Yugar uranium deposits, as well as several medium to small scale uranium deposits such as the Akuhtin, Balon-Ulanka and Eastern uranium deposits.

It is part of a 500-600km2 granitic plutonic intrusion that was emplaced in the late Triassic to early Jurassic time period. The primary host rock is coarse grain biotitic granite that has been pervasively reformed by argillic, chloritic, and phyllic alteration and silicification. These rocks are permissive to uranium mineralization, which has been discovered in close to surface secondary ores including uranite and torbernite. The primary ore, fluorite-sulphide-uraninite plus coffinite, is widely intercepted at depth.

On-going Exploration
Apart from the target areas, the remaining ground within the licenses has been shown to have similar structural control, but requires further investigation to confirm the presence of mineralization. The secondary ore, expected to be amenable to in-situ leaching, is found to a depth of 400m. USSR-era drilling confirmed the existence of primary ore in these areas, but the extent of the mineralization has not yet been determined. The footprints of the secondary ore, in conjunction with known structural controls, indicate that there could be more primary than secondary ore. Other prospects on the property show promise of mineralization and will be investigated as the program develops.

There is also alluvial placer tin and tungsten mineralization shed from the intrusives that has accumulated in drainages widely distributed throughout the valleys on the property. There is also tin and tungsten mineralization in veins in the granitic intrusion. In total, there is potential for large-scale tin and tungsten mineralization, which the Company also intends to investigate.

About Uranium 308 Corp.
Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia.

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law. This document also contains information about adjacent properties on which Uranium 308 Corp. has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Uranium 308 Corp.'s properties.